Exhibit 23.1

CONSENT OF FRANK, RIMERMAN & CO. LLP, INDEPENDENT AUDITORS

As independent auditors, we hereby consent to the inclusion of our report for the audit of the balance sheet of HiNT Corporation as of July 31, 2002 and the related statements of income and accumulated deficit and cash flows for the year then ended, dated June 30, 2003 in this Current Report on Form 8K/A dated August 5, 2003.

/s/ Frank, Rimerman & Co. LLP

Menlo Park, California
August 5, 2003